Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ARCA MERGER, INC.

(a Delaware corporation)

WITH AND INTO

NUVELO, INC.

(a Delaware corporation)

(Pursuant to Section 253 of the General Corporation Law

of the State of Delaware)

Nuvelo, Inc., a Delaware corporation (the “Corporation”) does hereby certify:

FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “Delaware Law”).

SECOND: That the Corporation owns all of the outstanding shares of each class of the outstanding capital stock of ARCA Merger, Inc., a Delaware corporation (the “Subsidiary”).

THIRD: That the Corporation, by the following resolutions of its Board of Directors (the “Board”) duly adopted by unanimous written consent on January 27, 2009, determined to merge Subsidiary with and into the Corporation pursuant to Section 253 of the Delaware Law:

WHEREAS, the Corporation owns all of the outstanding shares of each class of the outstanding capital stock of the Subsidiary; and

WHEREAS, the Board has determined that it is fair to, advisable and in the best interests of, the Corporation and its stockholders for the Subsidiary to be merged with and into the Corporation pursuant to Section 253 of the Delaware Law, with the Corporation surviving the merger and assuming all of the Subsidiary’s liabilities and obligations (the “Merger”); now, therefore, be it

RESOLVED, the Merger be, and it hereby is, authorized, approved and adopted in all respects;

FURTHER RESOLVED, that, in accordance with Section 103(d) of the Delaware Law, the Merger shall become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware;

FURTHER RESOLVED, that pursuant to Section 253(b) of the Delaware Law, the Board deems it advisable and in the best interest of the Corporation and its stockholders, and hereby approves, a change in the Corporation’s corporate name to

“ARCA biopharma, Inc.”, such change to become effective upon the effectiveness of the Merger;

FURTHER RESOLVED, that the assumption by the Corporation of all of the Subsidiary’s liabilities and obligations of the Subsidiary be, and it hereby is, authorized, approved and adopted in all respects;

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be canceled and no consideration shall be issued in respect thereof; and

FURTHER RESOLVED, that the President or any Vice President of the Corporation be, and is hereby, authorized to make, execute and acknowledge a Certificate of Ownership and Merger setting forth a copy of the resolution to merge said Subsidiary with and into the Corporation, to effect the name change above and to assume the Subsidiary’s liabilities and obligations and the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware, and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said Merger.

FOURTH: Pursuant to Section 253(b) of the Delaware Law, upon the effectiveness of the Merger, the Corporation, as the surviving corporation in the Merger, will change its corporate name to “ARCA biopharma, Inc.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer this 27 day of January, 2009.

NUVELO, INC.

By:	/s/ Christopher Ozeroff
Name:	Christopher Ozeroff
Title:	Executive Vice President of Business Development and General Counsel